Exhibit 99.1

NEWS RELEASE

NEXT BRIDGE HYDROCARBONS, INC. ANNOUNCES MERGER AGREEMENT AND 5% UNSECURED PROMISSORY NOTE

FT. WORTH – December 27, 2022 – Next Bridge Hydrocarbons, Inc. (“Next Bridge”, “our”, or the “Company”) announced today that effective December 21, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hudspeth Operating, LLC, a Texas limited liability company and wholly owned subsidiary of a wholly owned subsidiary of the Company (“Hudspeth”), Wolfbone Investments, LLC, a Texas limited liability company (“Wolfbone”), McCabe Petroleum Corporation, a Texas corporation (“MPC”) and Gregory McCabe, the sole owner of Wolfbone and MPC (“McCabe”).

Under the terms of the Merger Agreement, certain properties owned by Wolfbone in the Orogrande Basin in West Texas (the “Orogrande Properties”) will be assigned to Hudspeth in consideration of an issuance of 56,297,638 shares of the Company’s common stock to McCabe. Pro forma this transaction, Next Bridge will increase its working interest and net revenue interest in the Orogrande Properties by 22.6% and 17.0%, respectively. Closing of the transactions under the Merger Agreement is subject to certain conditions set forth in the Merger Agreement.

The Merger Agreement is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K. This summary description of the terms of the Merger Agreement is qualified in its entirety by reference to the full text of such exhibit.

In connection with the execution of the Merger Agreement, on December 21, 2022, the Company also entered into a 5% Unsecured Promissory Note in favor of McCabe evidencing a loan commitment to the Company for a principal amount of up to $20,000,000. The Company intends to use the proceeds of this financing for ongoing development and general corporate purposes.

The Note is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K. This summary description of the terms of the Note is qualified in its entirety by reference to the full text of each exhibit.

Clifton DuBose, Chief Executive Officer, stated about the transactions, “We are very excited to increase our leasehold position in our Orogrande Prospect and also secure additional capital for the development of our assets.”

About Next Bridge Hydrocarbons, Inc.

The Company is an independent public reporting energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States. Our primary focus has been the development of interests in an oil and gas project consisting of 134,000 contiguous gross acres we hold in the Orogrande Basin in West Texas in Hudspeth County, Texas. In addition, we have minor interests in the Eastern edge of the Midland Basin in Texas, and two minor well interests in Oklahoma. Please visit www.nextbridgehydrocarbons.com for more information.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct. Information concerning the assumptions, uncertainties and risks that may affect the actual results can be found in the Company’s filings with the Securities and Exchange Commission (“SEC”) available on the Company’s website or the SEC’s website at sec.gov.

Contact:

Dennard Lascar Investor Relations

NextBridge@dennardlascar.com

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